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                                                                    Exhibit 99.1


                               (INTRABIOTICS LOGO)


CONTACT:                                        FOR IMMEDIATE RELEASE
Joyce Bremer (investors)
IntraBiotics Pharmaceuticals, Inc.
(650) 526-6818

Ian McConnell (media)
WeissCom Partners, Inc.
(415)-362-5018


     INTRABIOTICS REPORTS FIRST QUARTER 2004 FINANCIAL AND OPERATING RESULTS

PALO ALTO, CA, MAY 10, 2004 - IntraBiotics Pharmaceuticals, Inc. (Nasdaq: IBPI) today reported financial and operating results for the first quarter ended March 31, 2004.

IntraBiotics reported a net loss applicable to common stockholders of $6.3 million for the first quarter of 2004, or $1.19 per basic and diluted share, compared to $1.9 million, or $0.58 per basic and diluted share, in the comparable period of 2003. Total operating expenses were $6.3 million in the first quarter of 2004, compared to $1.9 million in the comparable period of 2003.

Research and development expenses were $4.5 million in the first quarter of 2004, compared to $0.3 million in the comparable period of 2003. The increase was primarily a result of clinical trial activity in the 2004 period related to the first pivotal trial of iseganan for the prevention of VAP, which commenced in September 2003. There were no clinical trials in progress during the first quarter of 2003.

General and administrative expenses were $1.9 million in the first quarter of 2004, compared to $1.7 million in the comparable period of 2003; the increase is primarily due to increased non-cash stock compensation charges in the 2004 period.

On March 31, 2004, the Company had a total of $22.6 million in cash, cash equivalents, restricted cash and short-term investments, and had approximately
8.6 million common shares outstanding on a fully diluted basis as of the same date, including 3.2 million shares underlying outstanding convertible preferred stock, warrants, and options.

 "We are now more than halfway through enrollment of the first of two pivotal clinical trials for our lead product candidate, iseganan, for the prevention of ventilator-associated pneumonia (VAP)," said Dr. Henry J. Fuchs, President and CEO of IntraBiotics. "We also recently raised additional capital and hired several extremely talented and experienced individuals with successful track records in bringing products to market and creating corporate partnerships.

                                     -More-
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These accomplishments will enable us to maintain our momentum, and meet a number of key goals including the initiation of a Phase II trial for the potential treatment of lung infections associated with cystic fibrosis in the second half of the year."

Recent highlights include:

      - Consummated an offering of 3,000,000 shares of IntraBiotics common stock at a per share price of $13.00 for estimated net proceeds of approximately $36.1 million. The underwriters have a 30-day option to purchase up to 450,000 additional shares of common stock from the Company solely to cover over-allotments, if any;

      - Appointed Detlef Albrecht, M.D. to the position of Senior Vice President of Pre-Clinical and Clinical Research and Development and Chief Medical Officer;

      - Appointed Usha Arunachalam, Ph.D., to the position of Vice President of Business Development.

ABOUT INTRABIOTICS

IntraBiotics Pharmaceuticals, Inc. is focused on the development of novel antimicrobial drugs designed to overcome many of the shortcomings of currently prescribed anti-infectives, including the growing problem of multi-drug resistance. IntraBiotics' product candidate, iseganan, is in clinical development for two indications. The Food and Drug Administration (FDA) has granted Fast Track designation for the development of iseganan for the prevention of ventilator-associated pneumonia, the most common infection occurring in hospital intensive care units. The Company is also developing iseganan as a potential treatment of lung infections associated with cystic fibrosis.

Certain statements in this press release contain forward-looking information and are subject to risks and uncertainties, such as statements regarding product development, clinical developments and the sufficiency of our cash resources. As such, they are subject to the occurrence of many events outside of IntraBiotics' control and are subject to various risk factors that could cause IntraBiotics' results to differ materially from those expressed in any forward-looking statement. The risk factors include, without limitation, the inherent risks of product development failure; uncertainty of the timing, cost, extent and results of clinical trials; risk of delays in conducting clinical trials due to factors such as slower than expected rate of patient enrollment, additional regulatory requests, inability to acquire sufficient quantities of materials used for clinical trials, difficulties with clinical supplies or unforeseen safety issues; regulatory risks, risks related to proprietary rights, market acceptance and competition; and the Company's ability to raise capital through private or public financings when needed or on favorable terms. These risk factors are more fully described in documents on file with the Securities and Exchange Commission including, but not limited to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the SEC on March 19, 2004 and our Registration Statement on Form S-1 as filed with the SEC on April 14, 2004, as amended.

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                       IntraBiotics Pharmaceuticals, Inc.
                            Statements of Operations
                    (in thousands, except per share amounts)
                                   (Unaudited)

                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                           ---------------------
                                                             2004          2003
                                                           -------       -------
Operating expenses:
  Research and development                                 $ 4,459       $   268
  General and administrative                                 1,851         1,665
                                                           -------       -------
    Total operating expenses                                 6,310         1,933
                                                           -------       -------

Operating loss                                              (6,310)       (1,933)

  Interest income                                               73            26
                                                           -------       -------
Net loss                                                    (6,237)       (1,907)

  Non-cash dividends on Series A preferred stock               (65)           --
                                                           -------       -------
Net loss applicable to common stockholders                 $(6,302)      $(1,907)
                                                           =======       =======

Basic and diluted net loss per share applicable to
  common stockholders                                      $ (1.19)      $ (0.58)
                                                           =======       =======

Shares used to compute basic and diluted net loss per
  share applicable to common stockholders                    5,316         3,269
                                                           =======       =======


                          Condensed Balance Sheet Data
                                 (In thousands)
                                   (Unaudited)

                                                      MARCH 31,   DECEMBER 31,
                                                        2004          2003
                                                       -------      -------
Cash, cash equivalents and short-term investments      $22,320      $26,394

Restricted cash                                        $   250      $   250

Total assets                                           $23,128      $27,326

Total stockholders' equity                             $20,214      $25,628


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